UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 10, 2005

El Paso Electric Company

(Exact name of registrant as specified in its charter)

Texas	0-296	74-0607870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of principal executive offices)	(Zip Code)

(915) 543-5711

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On March 10, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of El Paso Electric Company (the “Company”) approved amendments to its change of control agreements with certain of the executive officers of the Company, including each of its Named Executive Officers. All of these individuals were previously covered by the Company’s existing form of change of control agreement. The amendments were made as part of the Committee’s routine review of the Company’s compensation and benefits policies. The significant changes from the previous form of change of control agreement were to change the severance amount for executive officers to include the annual target bonus, rather than the highest recent actual bonus paid, and to provide an additional cash payment in the event an executive becomes subject to excise tax as a result of Section 280G of the Internal Revenue Code. In addition, for executives other than Gary Hedrick, J. Frank Bates and Raul A. Carrillo, Jr., the severance payment will now be based on two times the executive’s base compensation and annual target bonus rather than a multiple of three. Each change of control agreement provides for specified severance payments if, within two years after a change of control, the Company terminates the executive without cause or the executive terminates employment for good reason. These change of control severance benefits consist of (i) pro-rata payment of the executive’s annual base salary and target bonus for the year of termination, (ii) a severance payment equal to the executive’s base compensation and target bonus for a period of three years for Messrs. Hedrick, Bates and Carrillo or two years for Helen Knopp and certain of the Company’s other executive officers, (iii) the actuarial equivalent of vested benefits under the Company’s retirement plan calculated with three additional years of service for Messrs. Hedrick, Bates and Carrillo or two additional years of service for Ms. Knopp and certain of the Company’s other executive officers, (iv) continued coverage under the Company’s medical, disability, dental, life and other welfare programs for two years, and (v) outplacement services for one year.

The foregoing description of the form of change of control agreements is qualified in its entirety by reference to such form of agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

In addition, on March 10, 2005, the Committee approved a 2005 long-term incentive award to certain executive officers under the Company’s shareholder-approved 1999 Long-Term Incentive Plan. Eligible participants were given a restricted stock award and a performance share award. Approximately twenty-five percent (25%) of each award is in the form of restricted stock, and approximately seventy-five percent (75%) of each award is in the form of performance shares. The restricted stock award vests at the end of three years if the individual remains with the Company. The performance shares are earned, if at all, based on the total shareholder return compared to industry peer companies over a three-year period. The actual numbers of performance shares are calculated by determining the Company’s percentile ranking within the peer group at the end of the three-year period and can range from 0% to 200% of target with no performance award earned if the Company is below a thirty percentile ranking. The peer group will be composed of the companies in Standard and Poor’s Small Cap 600 and MidCap 400 that are also in the Global Industry Classification Standard’s sub-industry of Electric Utilities. The 2005 target awards granted to the Named Executive Officers are as follows:

Name	Restricted Stock Award	Target Performance Share Award
Gary R. Hedrick, President and Chief Executive Officer	8,700	30,000
J. Frank Bates, Executive Vice President and Chief Operations Officer	2,500	8,600
Raul A. Carrillo, Jr., Senior Vice President, General Counsel and Corporate Secretary	1,700	5,800
Helen Knopp, Vice President, Customer and Public Affairs	900	3,000

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

10.1	Form of Amended and Restated Change of Control Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

El Paso Electric Company

Dated: March 14, 2005	By:	/s/ GARY R. HEDRICK
	Name:	Gary R. Hedrick
	Title:	President and Chief Executive Officer